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Wells REIT II Acquires Class-A Portfolio in Suburban Cincinnati

ATLANTA (March 17, 2005) -- Wells Real Estate Funds announced today that it has purchased a two-building, Class-A office portfolio in Mason, Ohio, on behalf of Wells Real Estate Investment Trust II, Inc. (Wells REIT II). Terms were undisclosed. The buildings, which were acquired from Duke Realty Corp., are situated in the Governor's Pointe office park, approximately 15 minutes from downtown Cincinnati.

The first building, which is located at 4241 Irwin Simpson Road, is five stories and consists of approximately 223,500 square feet of office space. It is 100% leased to Community Insurance Company. The second property, located at 8990 Duke Boulevard, is two stories and includes approximately 78,240 square feet of office space. It is 100% leased to Anthem Prescription Management. The two buildings are situated on more than 18 acres and are connected via a footbridge and wooded walkway.

The deal was represented by Spencer Patton of Wells Real Estate Funds and Nick Anthony of Duke Realty Corp., and was brokered by Jim O'Connell and Tom Powers of Colliers.

Community Insurance Company is a subsidiary of WellPoint Inc. (formerly Anthem, Inc.), the nation's largest provider of managed health care. Anthem Prescription Management is a subsidiary of Anthem Insurance Companies, an organization with an investment grade credit rating.

"This acquisition is well in line with Wells' investment strategy," said Ray Owens, Managing Director of Acquisitions for Wells Real Estate Funds. "The Governor's Pointe portfolio consists of quality properties, and has the advantage of having solid, creditworthy tenants with long-term leases in place in one of suburban Cincinnati's best locations."

Wells Real Estate Funds is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 180,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6.5 billion in assets (valued at cost) totaling more than 30 million square feet of space.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities.

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